Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

April 29, 2022

Board of Trustees
Ivy Variable Insurance Portfolios
100 Independence
610 Market Street
Philadelphia, PA 19106

Re:	Post-Effective Amendment No. 86 to Registration Statement on Form N-1A
File Nos. 033-11466; 811-05017

Ladies and Gentlemen:

We have acted as counsel to the Ivy Variable Insurance Portfolios, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 86 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended, with respect to each series of the Trust included on Exhibit A (each a “Fund” and collectively, the “Funds”). The purpose of the Amendment is to update financial and certain other information contained in the Funds’ Prospectus and Statement of Additional Information.

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust, Amended and Restated By-laws and resolutions adopted by the Trust’s Board of Trustees (“Resolutions”) in connection with the preparation and filing of the Amendment, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.
b)

The provisions of the Amended and Restated Declaration of Trust and the Amended and Restated By-laws relating to the issuance of the shares of the Funds (the “Shares”) will not be modified or eliminated.

c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares of each Fund.
d)	The Shares of each Fund will be issued in accordance with the Amended and Restated Declaration of Trust, the Amended and Restated By-laws and the Resolutions.
e)	The registration of an indefinite number of shares of each Fund, as previously authorized, will remain effective.
f)

The shares of each Fund will be sold for the consideration described in the then current summary prospectus (if any), statutory prospectus and statement of additional information of that Fund and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such shares.

Board of Trustees
Ivy Variable Insurance Portfolios
April 29, 2022

Both the Delaware Statutory Trust Act, as amended, and the Amended and Restated Declaration of Trust Agreement provide that shareholders of the Trust shall be entitled to a limitation on personal liability. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Amended and Restated of Declaration of Trust also provides for indemnification out of assets belonging to a Fund (or allocable to the applicable Class, as defined in the Amended and Restated Declaration of Trust) for all loss and expense of any shareholder held personally liable for the obligations of such Fund or class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Fund or the applicable class of the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based on and subject to the foregoing, we are of the opinion that the Shares of each Fund covered by the Amendment have been duly authorized and, when sold, issued and paid for as described in its then current Prospectus and Statement of Additional Information for the Fund, will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware. We express no opinion concerning the initial Registration Statement or any post-effective amendment(s) to the Registration Statement filed prior to the Amendment.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Investment Manager and Other Service Providers – Legal Counsel” in the Funds’ Statement of Additional Information, which is included in the Amendment. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, STRADLEY RONON STEVENS & YOUNG, LLP /s/Stradley Ronon Stevens & Young, LLP

Board of Trustees
Ivy Variable Insurance Portfolios
April 29, 2022

EXHIBIT A

Delaware Ivy VIP Core Equity (formerly, Ivy VIP Core Equity)
Delaware Ivy VIP Growth (formerly, Ivy VIP Growth)
Delaware Ivy VIP Mid Cap Growth (formerly, Ivy VIP Mid Cap Growth)
Delaware Ivy VIP Smid Cap Core (formerly, Ivy VIP Small Cap Core)
Delaware Ivy VIP Small Cap Growth (formerly, Ivy VIP Small Cap Growth)
Delaware Ivy VIP Value (formerly, Ivy VIP Value)
 Delaware Ivy VIP Corporate Bond (formerly, Ivy VIP Corporate Bond)
Delaware Ivy VIP High Income (formerly, Ivy VIP High Income)
Delaware Ivy VIP Limited-Term Bond (formerly, Ivy VIP Limited-Term Bond)
Delaware Ivy VIP Global Equity Income (formerly, Ivy VIP Global Equity Income)
Delaware Ivy VIP Global Growth (formerly, Ivy VIP Global Growth)
Delaware Ivy VIP International Core Equity (formerly, Ivy VIP International Core Equity)
Delaware Ivy VIP Asset Strategy (formerly, Ivy VIP Asset Strategy)
Delaware Ivy VIP Balanced (formerly, Ivy VIP Balanced)
Delaware Ivy VIP Energy (formerly, Ivy VIP Energy)
Delaware Ivy VIP Natural Resources (formerly, Ivy VIP Natural Resources)
Delaware Ivy VIP Science and Technology (formerly, Ivy VIP Science and Technology)
Delaware Ivy VIP Securian Real Estate Securities (formerly, Ivy VIP Securian Real Estate Securities)
Delaware Ivy VIP Pathfinder Aggressive (formerly, Ivy VIP Pathfinder Aggressive)
Delaware Ivy VIP Pathfinder Moderately Aggressive (formerly, Ivy VIP Pathfinder Moderately Aggressive)
Delaware Ivy VIP Pathfinder Moderate (formerly, Ivy VIP Pathfinder Moderate)
Delaware Ivy VIP Pathfinder Moderately Conservative (formerly, Ivy VIP Pathfinder Moderately Conservative)
Delaware Ivy VIP Pathfinder Conservative (formerly, Ivy VIP Pathfinder Conservative)
Delaware Ivy VIP Pathfinder Moderate — Managed Volatility
(formerly, Ivy VIP Pathfinder Moderate — Managed Volatility)
Delaware Ivy VIP Pathfinder Moderately Aggressive — Managed Volatility
(formerly, Ivy VIP Pathfinder Moderately Aggressive — Managed Volatility)
Delaware Ivy VIP Pathfinder Moderately Conservative — Managed Volatility
(formerly, Ivy VIP Pathfinder Moderately Conservative — Managed Volatility)